Exhibit 99.1
VERMILLION PROVIDES 2008 OUTLOOK FOR ITS HIGH-VALUE DIAGNOSTIC
PRODUCTS
Fremont, Calif. (January 10, 2008) – Vermillion, Inc. (NASDAQ: VRML), a high-value molecular diagnostics company, today provided an outlook highlighting the significant transformative accomplishments it expects in 2008.
“This year, we anticipate several important advances in the clinical and commercial development of our peripheral arterial disease (PAD) and ovarian cancer diagnostics programs, both of which should begin generating revenue and drive shareholder value,” said Gail Page, president and CEO of Vermillion. “By the end of the year, we expect to have three commercially-available tests and realize our vision of establishing Vermillion as a leading provider of valuable molecular diagnostic information to help guide physician treatment of complex diseases.”
Peripheral Arterial Disease (PAD) Diagnostic Program
In collaboration with Stanford University, Vermillion has developed a panel of novel biomarkers to determine the risk of PAD through a simple blood test. The company’s partner Quest Diagnostics is preparing to launch in the first quarter of 2008 a laboratory developed test based on our PAD proteomic biomarkers.
In late 2007, the company completed a 540-patient clinical study evaluating the ability of its multimarker panel to stratify individuals into high and low risk groups for PAD. These results have been accepted for publication in a peer-reviewed clinical journal and are expected to be published in the first half of this year. The company also plans to present these data at scientific meetings this year.
In addition, Vermillion is establishing a clinical advisory board to guide and provide advice on a clinical trial to support registration of the PAD test with the U.S. Food and Drug Administration (FDA). PAD is estimated to affect 8 to12 million Americans and leads to a higher risk for myocardial infarction, stroke, and even death.
Ovarian Cancer Diagnostics Programs
The company is working with its investigators and an outside clinical research organization to collect, compile and analyze the data from each of the 27 sites in its U.S. ovarian tumor triage test clinical trial. The logistical compilation is progressing well. Vermillion expects to report top-line data from this trial later this quarter. Additionally, the company remains on track for a regulatory submission to the FDA in the first half of 2008.
The ovarian tumor triage test is designed to assist physicians in distinguishing between benign and malignant pelvic masses. This prospective, multi-centered clinical trial successfully collected blood samples from 550 women who were candidates for surgery to remove an ovarian tumor. Completion of this study, which is one of the largest studies of its kind ever done in the United States, was a major milestone achievement for the company. Improved predictive value over the baseline prevalence of ovarian cancer is the primary endpoint of this trial.
Data on clinical development efforts for the ovarian tumor triage test as well as the company’s other programs in ovarian cancer will be presented at the Society of Gynecologic Oncologists’ 39th Annual Meeting on Women’s Cancer in March.

Other Programs
The Ohio State University (OSU) has launched the thrombotic thrombocytopenic purpura (TTP) diagnostic assay, which is being received favorably in the market. “This test provides patients and their doctors with a much needed diagnostic for a difficult condition,” added Eric T. Fung, M.D., Ph.D., Vice President of Clinical and Medical Affairs and Chief Scientific Officer of Vermillion. “Our relationship with OSU is one example of our ability to commercialize discoveries in our product pipeline.”
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, hematology, cardiology and women’s health with an initial focus in ovarian cancer. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to discover, develop, and commercialize diagnostic products based on findings from its disease association studies; (3) unproven ability of Vermillion to discover or identify new protein biomarkers and use such information to develop ovarian cancer diagnostic products; (4) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its diagnostic products; (5) uncertainty of market acceptance of its products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; and (6) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.
Vermillion, Inc.
Sue Carruthers
510.505.2297
WeissComm Partners
Daryl Messinger
415.946.1062

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